                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-105006


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 5, 2004)


                                 $1,750,000,000

                            LIBERTY MEDIA CORPORATION

                  .75% EXCHANGEABLE SENIOR DEBENTURES DUE 2023


                               -------------------


             (Exchangeable for Time Warner Inc. Common Stock or the value thereof in cash and/or Liberty Media Corporation Series A Common Stock)

     This prospectus supplement supplements the prospectus dated May 5, 2004 of Liberty Media Corporation, relating to $1,750,000,000 aggregate original principal amount of our .75% exchangeable senior debentures due 2023, which may be sold from time by the selling security holders named therein and in any prospectus supplement. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.


                               -------------------


     INVESTING IN THE DEBENTURES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.












           The date of this Prospectus Supplement is February 14, 2005

      Saranac Capital Management L.P. (i) informed us that the group that had provided investment management services through Salomon Brothers Asset Management, Inc., a part of Citigroup, Inc., formed Saranac Capital Management L.P., an entity independent of Citigroup, Inc., and that as of November 1, 2004, Saranac Capital Management L.P. was appointed as the sub-advisor to the hedge funds that the group had previously managed through Salomon Brothers Asset Management, Inc., and (ii) requested that all of the debentures held on behalf of its clients under the name of Salomon Brothers Asset Management, Inc. reflect its name change to Saranac Capital Management L.P.

      S.A.C. Arbitrage Fund, LLC informed us that the debentures held by S.A.C. Capital Associates, LLC and listed in the prospectus under the name of S.A.C. Capital Associates, LLC were transferred to S.A.C. Capital Associates, LLC's wholly owned subsidiary, S.A.C. Arbitrage Fund, LLC, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. S.A.C. Arbitrage Fund, LLC has requested that the debentures be listed under the name of S.A.C. Arbitrage Fund, LLC.

     The table below sets forth for (i) Salomon Brothers Asset Management, Inc. and S.A.C. Capital Associates, LLC, who were listed in the prospectus as "selling security holders," as that term is used in the prospectus and in any prospectus supplement, of the debentures, the amount of debentures they were entitled to sell pursuant to the prospectus prior to the filing of this prospectus supplement, and (ii) Saranac Capital Management L.P. and S.A.C. Arbitrage Fund, LLC, the amount of debentures that may be sold by such selling security holders pursuant to the prospectus, as supplemented hereby.

                                                                            PRINCIPAL
                                                                            AMOUNT OF            PERCENTAGE OF
                                                                            DEBENTURES            OUTSTANDING
NAME                                                                    THAT MAY BE SOLD($)       DEBENTURES
----                                                                    -------------------       ----------
Saranac Capital Management L.P.                                             45,526,000               2.6%

NAME AND AMOUNT OF DEBENTURES LISTED IN THE PROSPECTUS
------------------------------------------------------
Salomon Brothers Asset Management, Inc.                                     62,000,000               3.5%


NAME
----
S.A.C. Arbitrage Fund, LLC                                                   2,000,000                 *

NAME AND AMOUNT OF DEBENTURES LISTED IN THE PROSPECTUS
------------------------------------------------------
S.A.C. Capital Associates, LLC                                               2,000,000                 *


----------
* Less than 1%.

      We prepared the above table based on information supplied to us by the selling security holders named in the table. Salomon Brothers Asset Management, Inc. informed us in connection with its request to be named as a selling security holder in the prospectus that:

      -  it is an affiliate of a registered broker-dealer;

      -  it acquired its debentures in the ordinary course of business; and

      - at the time of the purchase of its debentures, it had no agreements or understandings, directly or indirectly, with any person to distribute the debentures.

Except as set forth above with respect to Salomon Brothers Asset Management, Inc., each of the selling security holders also informed us that:

      - it is not a registered broker-dealer or an affiliate of a registered broker-dealer; and

      - it has not had any material relationship with us or our affiliates during the past three years.


                                      S-2